Smart Online Appoints General Counsel
Seasoned Attorney Instrumental to Company’s Growth Initiatives

RESEARCH TRIANGLE PARK, N.C., August 3, 2005 — Smart Online Inc. (OTCBB: SOLN) today announced the appointment of Joan A. Keston to the position of general counsel. Keston brings over 20 years of broad-based legal, entrepreneurial, financial and managerial experience to Smart Online. As general counsel, Keston will be instrumental in negotiating partnerships and acquisitions strategic to the on-going development of Smart Online’s OneBiz Conductor™, the company’s Web-native business application platform for small-to-medium size businesses (SMBs). A seasoned attorney and corporate executive, Keston will utilize her expertise in financial and commercial transactions, and business development to assist the company’s management team in executing upon its vision for the small business market.

“Joan A. Keston is an accomplished attorney and executive with a proven track record of managing corporate legal affairs in support of growth initiatives,” said Michael Nouri, president and CEO, Smart Online Inc. “Her expertise in major transactions, strategic partnerships, acquisitions and business processes will be a valuable asset to Smart Online’s management team as we work to execute our technology roadmap for OneBiz Conductor.”

“Smart Online has already successfully forged strategic partnerships with Fortune 2000 companies who’ve private-labeled its Web-native applications and made them available to over 4,000,000 small business users,” said Joan A. Keston, general counsel, Smart Online Inc. “I’m delighted to be working with such a visionary company to ensure we continue to bring the industry’s most innovative and full-featured online small business applications to partners and end-users alike.”

About Joan A. Keston
During the past two decades, Keston has served as a private practice attorney, in-house counsel and corporate executive, and has been responsible for managing daily corporate legal activities and a wide variety of financial and commercial affairs. She’s served in counsel positions for companies and firms including Santos & Company; Duane, Morris & Heckscher LLP; Sacher, Zelman, Stanton, Paul, Beiley & Van Sant, P.A.; and LFC Financial Corp. In addition, Keston brings extensive international experience in cross-border business ventures, business development and trade development. Earlier in her career she was assistant corporate counsel for a large publicly-held railroad where she managed an equipment acquisition portfolio in excess of $350 million. Keston holds a B.A. in Economics and Biology from Bucknell University, a J.D. from Villanova University School of Law, and an LL.M. in International Law from the University of Miami School of Law.

About Smart Online’s OneBiz Conductor™
Today’s small-and-medium size businesses and entrepreneurs require a cost-effective, efficient and easy-to-use method of managing daily business operations so they can focus on decision-making and revenue generation. Smart Online’s OneBiz Conductor is a comprehensive, Web-native business application platform to enable businesses to start, grow and run. Accessing a simple-to-use “Dashboard” offers a single view of daily business activities and fully integrated business applications and workflow modules. A business owner or a dispersed workgroup is enabled with secure access to a complete calendaring system, business contact management system and human resource applications that are updated and maintained in real-time. Smart Online’s easy-to-use, wizard-driven applications are available on a stand-alone basis for a nominal per-use fee, or a full subscription to the OneBiz Conductor platform is presently available for $29.95 per month by accessing http://www.smartonline.com.

About Smart Online Inc.
Smart Online Inc. (OTCBB: SOLN) is a pioneer of Web-native applications, and is the first provider to offer a private-label syndicated online business platform that enables Web delivery of applications and services required to start, grow and run small-to-medium size businesses. In 1999, Smart Online led the industry by converting its business applications to a Software-as-Service (SaS) Web delivery model. Today, the company markets it’s Web-based business applications to customers via http://www.smartonline.com and by private-labeling its syndicated software services to Fortune 2000 corporations in the financial services, media, manufacturing and telco industries. These companies private-label and add to their Web sites Smart Online’s applications to enable their existing business customers, and new customers, to run their businesses more efficiently without the upfront capital typically required for integrated business software and IT resources.

Smart Online, the Smart Online logo, and OneBiz Conductor are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other marks belong to their respective owners.

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Forward-Looking Statements

Statements in this press release that are “forward-looking statements,” which include plans for acquisitions, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, due diligence conducted by Smart Online. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factor Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2004, copies of which may be obtained on the Web site of the Securities and Exchange Commission. All information in this press release is as of August 3, 2005. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

Contacts:

Media:	Investors:
Thomas Furr Smart Online Inc. 919-765-5000 tfurr@smartonline.com	David K. Waldman/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 dwaldman@lhai.com

Valdis Hellevik
Axis Public Relations
650-401-7700
valdis@axispr.com